Exhibit 99.1

News Release
Media Contact: Lisa Bottle +1 704 423 7060 Laurie Tardif +1 704 423 7048 Investor Relations: Paul Gifford +1 704 423 5517 For Immediate Release	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7002 www.goodrich.com
Goodrich Announces Second Quarter 2009 Net Income per Diluted Share of $1.40, Adjusts Outlook for Full Year 2009
•
Second quarter 2009 net income per diluted share of $1.40 decreased 3 percent compared to second quarter 2008 net income per diluted share of $1.45. Second quarter 2009 results include income from discontinued operations of approximately $0.25 per diluted share primarily related to resolution of a past environmental claim, part of which was included in the company’s prior outlook.

•
Second quarter 2009 sales of $1,700 million decreased 8 percent compared to second quarter 2008 sales of $1,849 million, including sales reductions of $91 million related to foreign currency exchange rate impacts and for lowered sales resulting from the formation of the engine controls joint venture with Rolls-Royce.

•	Second quarter 2009 total segment operating income margin was 16.0 percent, compared to 17.1 percent in the second quarter 2008.
•	Full year 2009 net income per diluted share is now expected to be in the range of $4.60 — $4.75, compared to a previous range of $4.50 — $4.75.
•
Full year 2009 expectations are unchanged for sales and cash flow at approximately $6.9 billion for sales, and net cash provided by operating activities, minus capital expenditures, greater than 75 percent of 2009 net income from continuing operations.

CHARLOTTE, N.C., July 23, 2009 — Goodrich Corporation (NYSE: GR) announced results today for the second quarter 2009 and adjusted its outlook for the full year 2009.
Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our second quarter results demonstrate our ability to maintain operating margins in challenging economic times. We have been able to sustain these margins through the continued success of our cost containment initiatives, the balance of our business mix and the increased productivity of our employees.

“In our original equipment market channel, Boeing and Airbus are expected to deliver a total of about 960 airplanes in 2009, and both manufacturers are striving to maintain stable production for their narrowbody airplanes through at least 2010. Our businesses are well prepared to continue efficient operations in the event manufacturers do not sustain current production levels. Commercial aftermarket sales weakened in the second quarter as airlines continue to adjust capacity through retirements, temporarily parking airplanes and decreasing cycles on in-service airplanes. We believe our aftermarket sales in each of the third and fourth quarters of 2009 will be higher than we experienced during the second quarter 2009.
“Our defense and space sales growth has been robust during the first half of 2009, and we expect 2009 sales for our defense and space products and services to grow by about 12 percent, compared to 2008. Our strong position in the Intelligence Surveillance and Reconnaissance (ISR) and helicopter markets, as well as our positions on the F-35 Lightning II (JSF) and the C-5 re-engining program, should result in significant long-term growth in this market channel.”
Second Quarter 2009 Results
Goodrich reported second quarter 2009 net income of $177 million, or $1.40 per diluted share, on sales of $1,700 million. In the second quarter 2008, the company reported net income of $187 million, or $1.45 per diluted share, on sales of $1,849 million. Key factors affecting second quarter 2009 net income, compared to the second quarter 2008, included:
•
The second quarter 2009 results included pre-tax expense of $42 million, $26 million after-tax or $0.21 per diluted share, related to world-wide pension plan expense, compared to pre-tax pension expense of $21 million, $13 million after-tax or $0.10 per diluted share, recorded during the second quarter 2008.

•
The second quarter 2009 results included after-tax income from discontinued operations totaling $31 million, or $0.25 per diluted share, primarily associated with resolution of a past environmental claim.

•
The second quarter 2009 results included pre-tax income of $9.0 million, $5.6 million after-tax or $0.05 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to pre-tax income of $8.6 million, $5.3 million after-tax or $0.04 per diluted share, recorded during the second quarter 2008. These revisions were primarily related to favorable cost and operational performance, changes in volume expectations and to some extent, sales pricing improvements on follow-on contracts.

•	The company reported an effective tax rate of 27 percent for the second quarter of 2009, consistent with the effective tax rate reported during the second quarter 2008.
The $149 million decrease in sales is attributable to sales reductions of approximately $62 million related to foreign currency exchange rate impacts, approximately $29 million for lower reported sales resulting from the formation of the engine controls joint venture with Rolls-Royce and the impact of current economic conditions on the company’s major market channels.

For the second quarter 2009 compared with the second quarter 2008, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales decreased by 7 percent,
•	Regional, business and general aviation airplane original equipment sales decreased by 32 percent,
•	Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 16 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services increased by 11 percent.
Net cash provided by operating activities during the second quarter 2009 was $108 million, a decrease of $61 million from the same period in 2008. The decrease was primarily attributable to higher worldwide pension plan contributions during the second quarter 2009 totaling $152 million, compared to contributions totaling $12 million during the second quarter 2008, partially offset by lower growth in working capital. Capital expenditures were $39 million in the second quarter 2009 compared with capital expenditures of $62 million in the second quarter 2008.
Year-to-date 2009 Results
For the first half of 2009, the company reported net income of $347 million, or $2.74 per diluted share, on sales of $3,396 million. During the first half of 2008, net income was $345 million, or $2.68 per diluted share, on sales of $3,594 million. For the first half of 2009, sales decreased 6 percent and net income per diluted share increased 2 percent compared with the first half of 2008.
The $198 million decrease in sales is attributable to sales reductions of approximately $139 million related to foreign currency exchange rate impacts, approximately $54 million for lower reported sales resulting from the formation of the engine controls joint venture with Rolls-Royce and the impact of current economic conditions on the company’s major market channels.
The change in net income per diluted share is primarily attributable to the impact on income of the lower sales, which were partially offset by successful cost containment initiatives, and several other factors as noted below:
•
The first half of 2009 results included pre-tax expense of $88 million, $55 million after-tax or $0.44 per diluted share, related to world-wide pension plan expense, compared to pre-tax pension expense of $38 million, $24 million after-tax or $0.19 per diluted share, recorded during the first half of 2008.

•
The first half of 2009 results included after-tax income from discontinued operations totaling $32 million, or $0.25 per diluted share, primarily associated with resolution of a past environmental claim.

•
The first half of 2009 results included pre-tax income of $13.5 million, $8.5 million after-tax or $0.07 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to pre-tax income of $48.7 million, $29.9 million after-tax or $0.24 per diluted share, recorded during the first half of 2008. These revisions were primarily related to favorable cost and operational performance, changes in volume expectations and to some extent, sales pricing improvements on follow-on contracts.

•	The company reported an effective tax rate of 27 percent for the first half of 2009, compared with an effective tax rate of 30 percent during the first half of 2008.
Net cash provided by operating activities during the first six months of 2009 was $175 million, a decrease of $145 million from the same period in 2008. The decrease was primarily attributable to higher worldwide pension plan contributions during the first half of 2009 totaling $160 million, compared to contributions totaling $20 million during the first half of 2008, partially offset by lower growth in working capital. Capital expenditures were $73 million for the first six months of 2009 compared to capital expenditures for the first six months of 2008 of $116 million.
Business Highlights
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On May 1, 2009, Goodrich acquired Cloud Cap Technology, Inc., a leading provider of proprietary end-to-end avionics solutions for small unmanned aerial vehicles (UAV) and sensors for manned vehicles. Its products are used on most of the small UAV models in operation or under development today. Primary products include autopilot flight management systems, inertial measurement sensors and stabilized imaging microgimbals.

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On May 4, 2009, Goodrich announced that it had been selected by Airbus to supply the external video system for their A350 XWB airplane. It is expected that the award will generate more than $1 billion in original equipment and aftermarket revenue over the life of the program. Also during the second quarter, Goodrich was selected by Airbus to provide advanced cabin attendant seats for the A350 XWB airplane. This selection is expected to generate $100 million in original equipment and aftermarket revenue over the life of the program.

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On June 16, 2009, Goodrich announced that it had been selected by Bombardier to provide several systems including its next-generation SmartProbe™ air data system and ice detection system for Bombardier’s new CSeries family of aircraft. This selection is expected to generate more than $200 million in revenue over the life of the program.

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On June 24, 2009, Goodrich opened a new facility in China’s Tianjin Airport Industrial Park to support nacelle and thrust reverser original equipment, as well as maintenance, repair and overhaul (MRO) activities. The facility will perform nacelle and thrust reverser MRO work for customers in the region, and it will support engine buildup and podding work for the new Airbus A320 Family aircraft final assembly line in Tianjin.

2009 Outlook
The company’s 2009 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2009, compared with the full year 2008 outlook, include:
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Large commercial airplane original equipment sales are expected to increase slightly in 2009, compared to 2008. This expectation is based on the latest 2009 delivery estimates from Boeing and Airbus of about 480 deliveries each,

•
Regional, business and general aviation airplane original equipment sales are expected to decrease by slightly more than 25 percent. Regional airplane original equipment sales are expected to decrease by 15 — 20 percent, and business and general aviation original equipment sales are expected to decrease by more than 40 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to decrease by 8 — 10 percent. These expectations include double-digit decreases in sales in support of freighters and regional, business and general aviation airplanes, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 12 percent in 2009, compared to 2008.
The company continues to expect full year 2009 sales to be about $6.9 billion, representing an expected sales decrease of about 2 — 3 percent compared to 2008. The 2009 sales expectations, compared to 2008, include unfavorable sales impacts of approximately $163 million, or 2 percent of sales, related to foreign currency exchange rate fluctuations and lower sales of approximately $125 million related to the formation of the Rolls-Royce engine controls joint venture.
The company expects that 2009 net income per diluted share will be in a range of $4.60 — $4.75, compared to the prior expectation of $4.50 — $4.75. The 2009 outlook includes, among other factors:
•	Higher pre-tax pension expense of $101 million, or $0.51 per diluted share, compared to 2008,
•
After-tax income from discontinued operations totaling $32 million, or $0.25 per diluted share, primarily associated with resolution of a past environmental claim. The company’s prior outlook, issued April 23, 2009, included $0.10 — $0.15 per diluted share associated with this resolution,

•	Restructuring charges totaling about $0.09 per diluted share. About one-half of the expected charges were incurred during the first half of 2009, and
•	A full year 2009 effective tax rate of 29 — 30 percent.
For 2009, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income from continuing operations. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company now expects capital expenditures for 2009 to be in a range of $200 — $220 million, compared to the prior expectations of $220 — $240 million.

The current sales, net income and net cash provided by operating activities outlooks for 2009 do not include the impact of potential acquisitions or divestitures.
On January 1, 2009, Goodrich adopted SFAS 160, which required certain reclassifications to the income statement. All references to “Net Income” and “Net Income per Diluted Share” contained in this press release are intended to refer to the appropriate income statement line items titled “Net Income Attributable to Goodrich”.
The supplemental discussion and tables that follow provide more detailed information about the second quarter 2009 segment results.
Goodrich will hold a conference call on July 23, 2009 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
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demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	successful development of products and advanced technologies;
•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;
•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;
•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended June 30, 2009 Compared with Quarter Ended June 30, 2008

	Quarter Ended June 30,
			%	% of Sales
	2009	2008	Change	2009	2008
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$637.2	$689.6	(8%)
Nacelles and Interior Systems	$595.2	$665.1	(11%)
Electronic Systems	$467.3	$494.6	(6%)

Total Sales	$1,699.7	$1,849.3	(8%)

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$62.8	$84.5	(26%)	9.9%	12.3%
Nacelles and Interior Systems	$135.2	$160.7	(16%)	22.7%	24.2%
Electronic Systems	$73.9	$71.5	3%	15.8%	14.5%

Segment Operating Income	$271.9	$316.7	(14%)	16.0%	17.1%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the second quarter 2009 decreased from the second quarter 2008 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales across all businesses of approximately $33 million;
•	Lower regional, business and general aviation OE sales across all businesses of approximately $11 million; and
•	Lower defense and space sales of approximately $4 million, primarily in our aircraft wheels and brakes business.
Actuation and Landing Systems segment operating income for the second quarter 2009 decreased from the second quarter 2008 primarily as a result of the following:
•	Unfavorable product mix across most businesses, resulting in lower income of approximately $19 million; and
•	Lower sales volume across most businesses resulting in lower income of approximately $16 million; partially offset by

•	Favorable pricing partially offset by higher operating costs, across all businesses, including higher pension expense, which resulted in higher income of approximately $9 million; and
•	Higher income of approximately $2 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2009.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the second quarter 2009 decreased from the second quarter 2008 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $40 million, primarily in our aerostructures and interiors businesses;
•	Lower large commercial airplane OE sales of approximately $22 million, primarily in our aerostructures business; and
•	Lower regional, business, and general aviation airplane OE sales of approximately $17 million, primarily in our aerostructures and interiors businesses; partially offset by
•	Higher defense and space sales of approximately $12 million, primarily in our interiors business.
Nacelles and Interior Systems segment operating income for the second quarter 2009 decreased from the second quarter 2008 primarily due to the following:
•	Lower sales volume partially offset by favorable product mix, primarily in our interiors and aerostructures businesses, which resulted in lower income of approximately $40 million; partially offset by
•	Favorable pricing partially offset by higher operating costs, across all businesses, including higher pension expense, which resulted in higher income of approximately $12 million.
Electronic Systems: Electronic Systems segment sales for the second quarter 2009 decreased from the second quarter 2008 primarily due to the following:
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Lower engine controls sales of approximately $29 million which are no longer being reported by us. Sales in 2009 will be recorded by the engine controls joint venture (JV) with Rolls-Royce that was formed in the fourth quarter of 2008; and

•	Lower regional, business and general aviation airplane OE sales of approximately $20 million, primarily in our engine controls and electrical power business; and

•
Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $23 million, primarily in our sensors and integrated systems, engine controls and electrical power businesses; partially offset by

•
Higher defense and space sales of approximately $48 million, across all of our businesses, including sales of approximately $15 million associated with the acquisitions of Recon/Optical, Inc. (ROI) and Cloud Cap Technologies, Inc. (Cloud Cap) which occurred subsequent to the second quarter of 2008.

Electronic Systems segment operating income for the second quarter 2009 increased from the second quarter 2008 primarily due to the following:
•	The favorable effect of the JV on the segment’s operating income of approximately $7 million. We will record our portion of the JV’s 2009 operating results in other income (expense) — net; and
•	Favorable pricing partially offset by increased operating costs across all businesses, including higher pension expense, which resulted in higher income of $2 million; partially offset by
•
Lower sales volume partially offset by favorable product mix which resulted in lower income of approximately $6 million, primarily in our sensors and integrated systems and engine controls and electric power businesses.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales	$1,699.7	$1,849.3	$3,395.6	$3,594.3
Operating costs and expenses:
Cost of sales	1,203.9	1,286.9	2,384.0	2,500.3
Selling and administrative costs	254.4	273.9	502.4	531.0

	1,458.3	1,560.8	2,886.4	3,031.3

Operating Income	241.4	288.5	509.2	563.0
Interest expense	(30.7)	(27.7)	(59.5)	(58.5)
Interest income	0.1	0.6	0.7	3.7
Other income (expense) — net	(6.4)	(3.0)	(10.8)	(12.8)

Income from continuing operations before income taxes	204.4	258.4	439.6	495.4
Income tax expense	(54.8)	(69.5)	(116.7)	(148.4)

Income From Continuing Operations	149.6	188.9	322.9	347.0
Income from discontinued operations — net of income taxes	31.2	3.0	31.7	7.3

Consolidated Net Income	180.8	191.9	354.6	354.3
Net income attributable to noncontrolling interests (1)	(3.7)	(5.3)	(7.7)	(9.8)

Net Income Attributable to Goodrich	$177.1	$186.6	$346.9	$344.5

Amounts attributable to Goodrich:
Income from continuing operations	$145.9	$183.6	$315.2	$337.2
Income from discontinued operations — net of income taxes	31.2	3.0	31.7	7.3

Net Income Attributable to Goodrich	$177.1	$186.6	$346.9	$344.5

Earnings per common share attributable to Goodrich:

Basic Earnings per Share:
Continuing operations	$1.16	$1.45	$2.51	$2.65
Discontinued operations	0.25	0.02	0.25	0.06

Net Income Attributable to Goodrich	$1.41	$1.47	$2.76	$2.71

Diluted Earnings per Share:
Continuing operations	$1.15	$1.43	$2.49	$2.62
Discontinued operations	0.25	0.02	0.25	0.06

Net Income Attributable to Goodrich	$1.40	$1.45	$2.74	$2.68

Dividends Declared per Common Share	$0.25	$0.225	$0.50	$0.45

(1)
On January 1, 2009, Goodrich adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales:
Actuation and Landing Systems	$637.2	$689.6	$1,249.9	$1,371.7
Nacelles and Interior Systems	595.2	665.1	1,227.4	1,285.6
Electronic Systems	467.3	494.6	918.3	937.0

Total Sales	$1,699.7	$1,849.3	$3,395.6	$3,594.3

Operating Income:
Actuation and Landing Systems	$62.8	$84.5	$138.9	$158.6
Nacelles and Interior Systems	135.2	160.7	283.9	339.5
Electronic Systems	73.9	71.5	141.0	120.5

Total Segment Operating Income (1)	271.9	316.7	563.8	618.6

Corporate General and Administrative Costs	(27.1)	(24.1)	(47.2)	(46.7)
ERP Implementation Costs	(3.4)	(4.1)	(7.4)	(8.9)

Total Operating Income	$241.4	$288.5	$509.2	$563.0

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	9.9%	12.3%	11.1%	11.6%
Nacelles and Interior Systems	22.7%	24.2%	23.1%	26.4%
Electronic Systems	15.8%	14.5%	15.4%	12.9%

Total Segment Operating Income as a Percent of Sales	16.0%	17.1%	16.6%	17.2%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008
Numerator (2)
Income from continuing operations attributable to Goodrich	$145.9	$183.6	$315.2	$337.2
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$143.9	$181.0	$310.8	$332.4

Denominator (2)
Weighted-average shares	123.9	125.2	123.9	125.1
Effect of dilutive securities	1.1	1.4	0.8	1.4

Adjusted weighted-average shares and assumed conversion	125.0	126.6	124.7	126.5

Per share income from continuing operations
Basic	$1.16	$1.45	$2.51	$2.65

Diluted	$1.15	$1.43	$2.49	$2.62

(2)
On January 1, 2009, Goodrich adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. Goodrich’s unvested restricted share units are participating securities requiring the two-class method of computing EPS. The calculation of earnings per share for common stock shown above has been reclassified to exclude the income attributable to the unvested restricted share units from the numerator and exclude the dilutive impact of those units from the denominator.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$619.4	$370.3
Accounts and notes receivable — net	1,138.7	1,048.9
Inventories — net	2,125.7	1,974.7
Deferred income taxes	147.0	153.5
Prepaid expenses and other assets	49.9	47.2
Income taxes receivable	18.0	73.7

Total Current Assets	4,098.7	3,668.3

Property, plant and equipment — net	1,389.7	1,391.4
Prepaid pension	0.6	0.6
Goodwill	1,415.9	1,390.2
Identifiable intangible assets — net	423.5	402.8
Deferred income taxes	92.3	92.0
Other assets	606.8	537.6

Total Assets	$8,027.5	$7,482.9

Current Liabilities
Short-term debt	$40.4	$37.7
Accounts payable	651.2	646.4
Accrued expenses	896.3	1,005.3
Income taxes payable	74.8	5.6
Deferred income taxes	25.0	25.0
Current maturities of long-term debt and capital lease obligations	0.5	121.3

Total Current Liabilities	1,688.2	1,841.3

Long-term debt and capital lease obligations	1,708.2	1,410.4
Pension obligations	885.0	973.9
Postretirement benefits other than pensions	278.9	309.4
Long-term income taxes payable	164.2	172.3
Deferred income taxes	92.7	62.3
Other non-current liabilities	499.0	561.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 144,571,258 shares at June 30, 2009 and 143,611,254 shares at December 31, 2008 (excluding 14,000,000 shares held by a wholly owned subsidiary)	722.9	718.1
Additional paid-in capital	1,556.2	1,525.3
Income retained in the business	1,903.3	1,619.2
Accumulated other comprehensive income (loss)	(732.2)	(978.1)
Common stock held in treasury, at cost (20,588,284 shares at June 30, 2009 and 20,410,556 shares at December 31, 2008)	(800.2)	(793.2)

Total Shareholders’ Equity	2,650.0	2,091.3
Noncontrolling interests	61.3	60.9

Total Equity	2,711.3	2,152.2

Total Liabilities And Equity	$8,027.5	$7,482.9

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating Activities
Consolidated net income	$180.8	$191.9	$354.6	$354.3
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from discontinued operations	(31.2)	(3.0)	(31.7)	(7.3)
Pension and postretirement benefits:
Expenses	46.6	25.7	98.2	51.4
Contributions and benefit payments	(161.2)	(19.9)	(178.9)	(35.2)
Depreciation and amortization	63.9	63.1	123.6	127.2
Excess tax benefits related to share-based payment arrangements	(0.3)	(2.8)	(0.9)	(8.1)
Share-based compensation expense	18.2	7.9	31.6	15.7
Deferred income taxes	(2.4)	(9.7)	3.8	(10.7)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	32.4	(61.0)	(67.7)	(175.1)
Inventories, net of pre-production and excess-over-average	19.3	(10.4)	(41.9)	(70.4)
Pre-production and excess-over-average inventories	(49.1)	(26.8)	(76.6)	(56.5)
Other current assets	3.4	(0.2)	1.6	0.4
Accounts payable	(76.7)	(25.4)	(35.2)	105.0
Accrued expenses	(2.0)	5.9	(104.0)	(76.9)
Income taxes payable/receivable	73.1	23.6	125.9	122.4
Other non-current assets and liabilities	(6.9)	9.7	(27.9)	(16.7)

Net Cash Provided By Operating Activities	107.9	168.6	174.5	319.5

Investing Activities
Purchases of property, plant and equipment	(39.0)	(61.9)	(73.2)	(116.3)
Proceeds from sale of property, plant and equipment	0.1	2.7	0.9	2.7
Payments made for acquisitions, net of cash acquired	(29.8)	(84.1)	(29.8)	(93.6)
Investments in and advances to equity investees	(0.5)	—	(1.0)	—

Net Cash Used In Investing Activities	(69.2)	(143.3)	(103.1)	(207.2)

Financing Activities
Increase (decrease) in short-term debt, net	4.5	10.4	2.7	(1.6)
Proceeds (repayments) of long-term debt and capital lease obligations	(120.1)	(197.2)	177.5	(197.7)
Proceeds from issuance of common stock	3.8	10.3	15.3	24.0
Purchases of treasury stock	(0.5)	(20.6)	(7.0)	(37.4)
Dividends paid	(31.3)	(28.5)	(62.5)	(57.0)
Excess tax benefits related to share-based payment arrangements	0.3	2.8	0.9	8.1
Distributions to noncontrolling interests	(0.8)	(0.8)	(7.3)	(6.3)

Net Cash Provided By (Used In) Financing Activities	(144.1)	(223.6)	119.6	(267.9)

Discontinued Operations
Net cash provided by (used in) operating activities	49.1	0.3	49.6	(2.3)
Net cash provided by (used in) investing activities	—	(0.2)	—	15.8
Net cash provided by (used in) financing activities	—	—	—	—

Net cash provided by discontinued operations	49.1	0.1	49.6	13.5
Effect of exchange rate changes on cash and cash equivalents	10.6	0.5	8.5	1.6

Net increase (decrease) in cash and cash equivalents	(45.7)	(197.7)	249.1	(140.5)
Cash and cash equivalents at beginning of period	665.1	463.2	370.3	406.0

Cash and cash equivalents at end of period	$619.4	$265.5	$619.4	$265.5

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008
Preliminary Income Statement Data:
Net Interest Expense	$(30.6)	$(27.1)	$(58.8)	$(54.8)

Other Income (Expense), Net:	$(6.4)	$(3.0)	$(10.8)	$(12.8)

- Divested business retiree health care	(2.7)	(3.0)	(6.1)	(10.8)
- Income (expense) related to previously owned businesses	(1.3)	(1.3)	(2.2)	(3.8)
- Equity in affiliated companies	(2.3)	0.2	(2.0)	1.0
- Other Income (expense)	(0.1)	1.1	(0.5)	0.8

Preliminary Cash Flow Data:
Dividends	$(31.3)	$(28.5)	$(62.5)	$(57.0)

Depreciation and Amortization	$63.9	$63.1	$123.6	$127.2

- Depreciation	46.3	45.2	89.5	90.4
- Amortization	17.6	17.9	34.1	36.8

	June 30,	December 31,
	2009	2008
Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$713.2	$633.1

Short-term Debt	$40.4	$37.7
Current Maturities of Long-term Debt and Capital Lease Obligations	0.5	121.3
Long-term Debt and Capital Lease Obligations	1,708.2	1,410.4

Total Debt[1]	$1,749.1	$1,569.4
Cash and Cash Equivalents	619.4	370.3

Net Debt[1]	$1,129.7	$1,199.1

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.